CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.16

(1)	Cambridge Display Technology Limited

(2)	Osram Opto Semiconductors GmbH & Co. OHG

Patent Licence

Dated April 27, 2001

Osborne Clarke

Bristol Office

50 Queen Charlotte Street, Bristol BS1 4HE

Telephone 0117 923 0220 Facsimile 0117 927 9209

London Office

Hillgate House, 26 Old Bailey, London ECM 7HW

Telephone 0171 809 1000 Facsimile 0171 809 1005

Thames Valley Office

Apex Plaza, Forbury Road, Reading RG1 1AX

Telephone 0118 925 2000 Facsimile 0118 925 0038

Web site: www.osborne-clarke.co.uk

Contents

1.	Definitions and interpretation	1
2.	Grant of licence	6
3.	Licence Upgrade	9
4.	Financial Provisions	10
5.	Intellectual Property and Proceedings	15
6.	Commercial Marketing of LEP Devices	16
7.	Materials	17
8.	Accounts	17
9.	Duration and Termination	18
10.	Effects of Termination	19
11.	Confidentiality	20
12.	Force majeure	21
13.	Nature of Agreement	21
14.	Governing Law and Jurisdiction	23
15.	Notices	23
16.	Further assurance	24
17.	Waiver	24
18.	Exclusion of warranties	25
19.	Severance	25
20.	Pilot Line Services	26
21.	Announcements	26
22.	Non-Solicitation	26
23.	Entire Agreement	26

i

This Agreement is made the                 day of             2001

Between:

(1)	Cambridge Display Technology Limited (company number 2672530) whose registered office is at Greenwich House, Madingley Rise, Madingley Road, Cambridge CB3 OHJ (“CDT”); and

(2)	Osram Opto Semiconductors GmbH & Co. OHG, whose company seat is at Wernerwerkstrasse 2: 93049 Regensburg, Germany (“the Licensee”).

Background:

(A)	CDT is the owner of inventions relating to electroluminescent polymer devices, in respect of which CDT has obtained and made applications for patent protection in various countries.

(B)	The Licensee wishes to acquire a licence under CDT’s patents and patent applications to manufacture, use and sell electroluminescent polymer display and lighting devices and CDT is willing to grant such a licence upon and subject to the provisions set out in this agreement.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement unless the context otherwise requires:

“Active Matrix Module”	means substrates consisting of glass or any other rigid or flexible material incorporating where required by device architecture, electrodes, transport layer, electroluminescent polymer, supporting layers and encapsulants together with the electronic drivers and other support circuitry to effect illumination of the entire display or individual Pixels, as long as they utilise Thin Film Transistor Technology (“TFT Technology”) excluding any incorporated items such as processors which are or which are not based on TFT technology, but including row and column drivers attached to the substrate;

“this Agreement”	means this agreement (including any schedule or annexure to it and any document in agreed form);

“CDT’s Group”	means CDT and any other company which at the relevant time is its Holding Company or Subsidiary, or the Subsidiary of any such Holding Company; and “Member” of CDT’s Group has a corresponding meaning;

“CDT’s Licence”	means the licence granted to CDT and the CDT companies in which it has an interest as mentioned in, and pursuant to, clause 5.1;

“a Finished Product”	means any article (whether or not complete) produced by or for the Licensee or any Member of OS’s Group which incorporates a LEP Device but which does not fall entirely within the definition of Glass, Active Matrix Module or Passive Matrix Module;

“Glass”	means substrates consisting of glass or other rigid or flexible material incorporating where required by device architecture: electrodes, transport layer, electroluminescent polymer and polymer, supporting layers and encapsulants but without electronic drivers;

“Holding Company and Subsidiary”	have the meanings given to those expressions by section 736 of the Companies Act 1985;

“Indexed Inflation Figure”	means the lesser of any percentage increase which is over the relevant period:

a) equivalent to the inflation rate in the US GDP as published in the US GDP Deflator Index (source: Department of Commerce, Bureau of Economic Analysis) or any successor thereof; or

b) equivalent to the HICP published by the European Central Bank or any successor thereof;

“Initial Lump Sum Fee”	means the non refundable lump sum of [**]

“Intellectual Property”	any patent, trade or service mark (whether registered or not), copyright, registered design, design right and topography right or any other form of protection, any right to apply or application for such protection, and any rights in any secret process, know-how, technical reports, designs, confidential information or otherwise or any associated or similar right or protection and any rights under licences and consents in relation to any of the foregoing subsisting at the relevant time in any jurisdiction, anywhere in the world;

“LEP”	means light emitting polymer relating to large molecule organic electroluminescent material;

“LEP Device”	means an electronic device in which light is generated by a LEP to produce a visible representation on a display or lighting fixture, having not more than the Licensed Number of Pixels and comprising Glass or a Passive Matrix Module or an Active Matrix Module as the case may be;

“Licensed Number”	means the limit on the number of Pixels that a LEP Device may contain (as may be increased as contemplated by clause 3 and recorded in Part B of Schedule 2 as updated from time to time);

“Manufactured Cost”	means material costs, direct personnel costs, maintenance costs, energy costs, depreciation, space costs (occupancy), indirect personnel costs, miscellaneous minor cost items needed for production, factory overhead and any relevant third party costs related to manufacture e.g. components, services (for the avoidance of doubt the term Manufactured Cost shall not include central administration costs, research and development costs, machine development and marketing and sales costs). These costs shall be calculated at the end of the first Year in which a royalty is owing and thereafter, recalculated at the end of each Year, the calculation being based on data from the then-ending year and made in accordance with US GAAP;

“Minimum Royalty”	[**]

“Osram Licence”	means the licence granted to the Licensee pursuant to clause 2 including for the avoidance of doubt any sub-licence exercised pursuant to clauses 2.4 and 2.5;

“OS’s Group”	means, in relation to the Licensee:

a) the Licensee itself;

b) Osram GmbH;

c)      Osram Sylvania Inc., Danvers, USA, provided it remains in substantially the same business(es) as at the date of this Agreement (with extension to include the business field of the License) and its management is directly or indirectly controlled outright by Osram GmbH; and

d) any other company which, at the relevant time, is directly or indirectly a Subsidiary of any such company referred to in a), b) or c) above;

but does not include Siemens Aktiengesellschaft; Berlin and Munich or Infineon Technologies Aktiengesellschaft, Munich or (except as aforesaid) any Subsidiary of these companies; and “Member” of OS’s Group has a corresponding meaning;

“Passive Matrix Module”	means substrates consisting of glass or any other rigid or flexible material incorporating where required by device architecture, electrodes, transport layer, electroluminescent polymer, supporting layers and encapsulants together with the electronic drivers and other support circuitry to effect illumination of the entire display or individual Pixels (as at the date of this Agreement and without prejudice to clause 4.12 the parties anticipate that lighting will either be sold as a semi-finished good (i.e. “Glass”) for the purposes of royalty calculation or as a fixture which for the purposes of royalty calculation is treated as a Passive Matrix Module);

“the Patents”	means (subject to clause 2.2) the patents and patent applications listed in Schedule 1, all future patent applications that may be filed by or on behalf of CDT which are related to LEP display architecture and manufacture and which CDT exclusively owns or otherwise jointly owns and is free to sub-license without having to make any form of payment or other form of compensation to any relevant non-affiliated third party, any extension of any such patent and any patent obtained in pursuance any of such application (provided that, in the case of UK and Japanese patent applications only, a patent application will only be deemed to have been made for the purposes of this Agreement upon its official publication);

“Pixel”	means the minimum number of emissive elements required to obtain the designed colour variance given the grey scale obtainable from each element. The number of pixels is defined as the number of repeat element groups in the display. This definition includes virtual pixels in which one or more elements can be used to produce more than a single colour point (ie the pixel is the combination of separate and shared elements to achieve the designed colour variance);

“Qualifying Conditions”	means in relation to any relevant Member of the OS Group who may at any time exercise a licence in respect of the additional technology the subject of clause 2.7, not: (a) being in actual or threatened or pending substantive litigation with SEC or otherwise being deemed hostile to SEC; or (b) already having a licence from SEC in respect of the relevant SEC Background Technology;

“Qualifying Sales”	[**]

“a Quarter”	means the three months commencing on the date of this Agreement, each successive period of three months thereafter during the continuance of this Agreement and any shorter period ending on its termination and “Quarterly” shall be construed accordingly;

“Relevant Licence”	means the CDT Licence or the Osram Licence as the context admits;

“Relevant Rate”	means (subject to clause 2.7) in relation to LEP Devices manufactured and sold by the Licensee or any other member of OS’s Group in the form of: [**]

“Relevant Technology”	Means patents or published patent applications which are related to LEP display architecture and manufacture which the relevant party’s Group Member (construed, in the case of CDT, in accordance with clause 2.2) (and/or in the case of the Licensee only, any company of the type described in clause 5.1(b)) exclusively owns or otherwise jointly owns from time to time and is free to sub-license without having to make any form of payment or other form of compensation to any relevant non-affiliated third party including any extension of any such patent and any patent obtained in pursuance any of such application;

“Secure Countries”	means any country in Western Europe, the USA and Japan; and

“Year”	means the period of twelve months from the date of this Agreement and each consecutive period of twelve months during the period of this Agreement and any shorter period ending on its termination.

1.2	Also in this Agreement, unless the context otherwise required:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(c)	a reference to clauses and schedules is to clauses of and schedules to this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

(d)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	Grant of licence

2.1	CDT grants to the Licensee, and the Licensee accepts, a non-exclusive licence under the Patents upon and subject to the provisions of this Agreement to:

(a)	manufacture LEP Devices (but not to manufacture or have manufactured LEP material), to incorporate the LEP Devices into Finished Products and to use, sell and otherwise deal in the LEP Devices and Finished Products in any and all countries of the world;

(b)	have UP Devices (but not LEP material) manufactured for the Licensee in whole or in part by a sub-contractor, subject to (in the case of any manufacture including Glass):

(i)	the Licensee notifying CDT in writing of the identity of the sub-contractor concerned;

(ii)	the prior written consent of CDT (which shall not be unreasonably withheld or delayed) except that no consent shall be required if the sub-contractor and the sub-contracting arrangements concerned are in any of the Secure Countries; and

(iii)	the licensee obtaining from any sub-contractor who is not from, or who is not carrying out the sub-contracting arrangements in, any of the Secure Countries a binding written undertaking which is assignable to the Licensor not to use the Patents for any other purpose save the sub-contract manufacturing for the Licensee. The Licensee shall promptly assign such undertaking to CDT upon presentation by CDT of evidence of breach of this undertaking; and

(c)	have research into LEP material and LEP Devices including manufacture of samples carried out solely for it or any other Member of its Group by Siemens Corporate Technology.

2.2	CDT shall also procure that any current Member of its Group grants to the Licensee a licence in respect of any Relevant Technology owned by it from time to time and that any future Member of its Group shall grant to the Licensee a licence in respect of any Relevant Technology which that company files or otherwise acquires ownership of on or after the date it becomes such a Member.

2.3	The Licensee shall also be entitled to extend the scope of the Osram Licence by the addition of patent(s) or published patent application(s) which would otherwise fall within the definition of Relevant Technology but for the fact that the Relevant Member of CDT’s Group would have to make some form of payment or other form of compensation to any relevant non-affiliated third party provided the Licensee makes payment or compensation to CDT (or otherwise at its direction) on at least a full indemnity, or reimbursement, basis. If so extended, references in this Agreement to the “Patents” shall be construed accordingly.

2.4	The Licensee shall be entitled to exercise any of the rights granted to it under this Agreement through any other Member of its Group, provided that

(a)	any act or omission of any Member of its Group shall, for all the purposes of this Agreement, be deemed to be the act or omission of the Licensee; and

(b)	written notification is given to CDT of the fact that any company in the OS Group other than the Licensee and its downstream Subsidiaries (such notification to include the relevant company’s name) is exercising such rights.

2.5	If any company to whom a sub-licence has been granted pursuant to clause 2.2 later ceases to be a Member of the Licensee’s Group that company (“the Exiting Company”) shall automatically cease to be entitled to exercise any of the sub-licensed rights unless prior to the company leaving the Licensee’s Group the Licensee elects by written notice to CDT to:

(a)	split the Osram Licence into two mutually exclusive parts covering, separately, lighting or displays as the fields of use being formerly comprised in the Osram Licence;

(b)	nominate which part of the split Osram Licence will be exploited by the Exiting Company and which part will be exploited by the remainder of the Licensee’s Group such that neither (a) the Exiting Company nor (b) any Member of the Licensee’s Group shall in relation to the relevant lighting or displays fields of use be entitled to exercise any right which the other (i.e. (a) or (b)) is entitled to exercise; and

(c)	the Exiting Company shall contemporaneously with leaving the Licensee’s Group

(i)	enter into a binding agreement with CDT the provisions of which shall be in the same or nearest possible form as those contained in this Agreement (mutatis mutandis); and

(ii)	pay to CDT the then current licence fee charged by CDT in respect of the relevant Licensed Number for which it wishes to be authorised under its licence ([**]).

2.6	The Licensee shall not, and shall procure that no other member of the Licensee’s Group shall, use the rights licensed under this Agreement for or in connection with the manufacture or sale of any LEP Devices for use in the defence and aerospace industrial market places (it being acknowledged by CDT that the Licensee is not hereby obliged to actively monitor on an ongoing basis the purposes to which display devices are put by arm’s length non-affiliated customers.

2.7	CDT hereby grants the Licensee an option to extend the Osram Licence so as to include certain patented technology (including technology the subject of pending patents) concerning ink-jet printing as relevant to LEP Devices being jointly developed and owned by CDT and Seiko Epson Corporation (“SEC”) as well as certain background patented technology (as aforesaid) again concerning ink-jet-printing as relevant to LEP Devices and owned by SEC. This option may be exercised at any time provided

(a)	the Licensee and its Group meet at the relevant time the Qualifying Conditions;

(b)	it simultaneously grants SEC and the Members of SEC’s Group (which expression shall bear the same meaning as “CDT’s Group” mutatis mutandis) a licence in respect of the relevant Technology the subject of clause 5.1; and

(c)	if exercised additional and increased Relevant Rates shall be payable as shown in Part C of Schedule 1.

2.8	For the avoidance of doubt the Licensee shall be entitled to have third parties manufacture for it LEP materials:

(a)	in respect of which that third party owns the relevant Intellectual Property Rights; or

(b)	in respect of which CDT owns the relevant Intellectual Property Rights and CDT has granted a right to use the same.

2.9	CDT shall procure that any CDT Group Member gives full written particulars of any Patent within 30 days of the date of this Agreement or the date of any relevant publication (as relevant).

3.	Licence Upgrade

The Licensee may at any time upgrade its licence under this Agreement by increasing the Licensed Number [**] against payment of a further lump sum fee or fees calculated in accordance with the following formula:

An amount equal in US$ million to:

[**]

For illustration only the following worked example of the above formula is given:

[**]

4.	Financial Provisions

4.1	In consideration of the rights granted under this Agreement the Licensee will, except as provided in this clause, pay to CDT:

(a)	the Initial Lump Sum Fee; and

(b)	royalties in respect of the Net Sales Values (as defined below) of all LEP Devices manufactured by or for the Licensee or any other Member of its Group using the Patents at the Relevant Rates and sold, rented, leased or otherwise disposed of or transferred to third parties (the terms “sold” and “sale” as used in this clause 4 shall be construed accordingly) in each Quarter.

4.2	For the purposes of this Agreement and subject to clauses 4.3 and 4.4 the “Net Sales Value” of any LEP Device means:

(a)	where sales are made of LEP Devices the price charged under those sales, calculated as the actual price invoiced to the customer less:

(i)	any turnover tax, value added tax or other sales tax; and

(ii)	any packaging, packing, freight, warehousing, carriage and insurance charges to the extent that any of the same are included in the invoice price, and after deduction of any allowances for lost or damaged merchandise or returns, and any discounts or rebates granted to the customer on account of the quantity purchased or promptness of payment;

(b)	where any given LEP Device is incorporated into any Finished Product and that same device has also been sold in quantities sufficient to be termed Qualifying Sales during the same Quarter, the price charged (on a per unit basis) for the relevant LEP Device (calculated in accordance with paragraph (a) above)

(c)	where any given LEP Device is incorporated into any Finished Product and that same LEP Device in question has not been sold at any time during the same Quarter or has been sold, but not in quantities sufficient to be termed Qualifying Sales:

[**]

Before (iii) applies the parties shall make their best efforts first to agree on (i) or (failing such agreement) (ii).

Where any LEP Device or Finished Product is sold or otherwise disposed of other than on arm’s length terms, then for the purposes of clause 4.2 the price concerned shall be adjusted to the price that which would have been charged on the first subsequent arm’s length sale calculated (in either case) in accordance with clause 4.2(a) or (b) above. This shall include where the price of any LEP Device or Finished Product is adjusted for any customer or associate company in exchange for commitments from that customer or associate company to purchase any other goods or services from the Licensee.

4.3	A sale will be deemed to have been made, and payments due hereunder for such sale shall accrue, when billed out or shipped to a third party, whichever occurs first.

4.4	Within 30 days of the end of (a) the first three Years and (b) each Year thereafter the Licensee shall, in the manner provided in clause 4.6, pay to CDT the shortfall (if any) between the royalties paid in accordance with clause 4.6 and the Minimum Royalty payable with respect to the period in question.

4.5	The royalties payable pursuant to clause 4.1 (b) shall be paid within 30 days after each Quarter during the period of this Agreement. The Licensee shall submit to CDT a written report in such detail as CDT reasonably requires showing:

(a)	the total aggregate quantity of all LEP Devices (and/or Finished Products) sold by the Licensee and/or any other Member of its Group during that Quarter in respect of which royalties are payable to CDT;

(b)	the total aggregate Net Sales Value of such LEP Devices (and/or Finished Products); and

(c)	the total aggregate amount of the royalties payable pursuant to clause 4.1 in respect thereof;

(d)	the Licensee’s separate calculation of the total aggregate Net Sales Value of LEP Devices which have been:

(i)	not sold on arm’s length terms; or

(ii)	sold as Finished Products; or

(iii)	sold in the absence of Qualifying Sales.

(e)	the statement of Qualified Sales.

4.6	Within 30 days of the initial three Year period and at the end of each successive three Year period thereafter the parties may request an independent third party (who shall act as an expert and not as an arbiter and whose decision therefore will be binding on the parties) appointed by agreement (or, failing agreement within 1 (one) month, nominated on the application of either party by the President of the Institute of Chartered Accountants) to determine the relevant proportion as an industry average the value of the Glass component of a Passive Matrix Module using relevant sales data.

[**].

The parties acknowledge that if market values cannot be established for Glass and corresponding Passive Matrix Modules then the expert shall be directed to consider the Licensee’s Manufacturing Costs for Glass and Passive Matrix Modules as the basis of determination.

4.7	All royalties or other sums payable under this Agreement shall be paid in US Dollars (US$), and where the underlying price in respect of which any royalty is so payable is stated in a currency other than US$, it shall be converted into US$ by reference to the average of the relevant daily buying and selling rates of CitiBank, New York for the currency in question over the Quarter in question.

4.8	All sums payable pursuant to this Agreement are exclusive of value added tax or other applicable taxes or duties for which the Licensee shall be additionally liable and shall be paid in cleared funds to such bank account as CDT may from time to time nominate, without any set off, deduction or withholding except such amount (if any) of tax as the Licensee is required to deduct or withhold by law. If either party is required by law to make any tax deduction or withholding, the other party shall do all things in its power which may be necessary to enable or assist that party to claim exemption therefrom under any double taxation or similar agreement from time to time in force and shall from time to time give that party proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

4.9	If the Licensee makes any default in payment of the royalties and other sums due hereunder the amount due shall bear interest, both before and after any judgement, at the rate of 3 per centum above LIBOR from time to time from that date or the last day of that period (as relevant) until payment of that amount is made to CDT.

4.10	At the commencement of this Agreement the Licensee will give CDT an estimate of the likely royalties payable to CDT with respect to the calendar year in which the commencement takes place. Thereafter, in the October preceding each complete calendar year the Licensee will furnish same information with respect to the succeeding calendar year.

4.11	If at any time either party reasonably considers that in the light of technological and/or commercial developments or practice the definition of any of “Glass”, “Active Matrix Module” or “Passive Matrix Module” should be altered (or even an additional definition be introduced) to reflect such developments or practice the parties shall in good faith renegotiate the same.

4.12	In the event that 3 years or later following the date of first payment of royalties, the Licensee presents evidence that the EBIT for manufacture of LEP Devices for both it and other manufacturers of comparable size is less than 5% of Net Sales Value and that it has in good faith concluded negotiations with all other suppliers of significant inputs to manufacturing costs, for relief, then CDT will enter into good faith negotiations to lower the Relevant Rate for as long as the conditions of economic hardship persist.

4.13	If under otherwise substantially the same terms and conditions as contained in this Agreement, one or more licences under the Patents should hereafter be granted to any Relevant Third Party at royalty rates in aggregate more favourable than the rates payable by Licensee under this Agreement (including for the avoidance of doubt taking into account a more favourable Royalty Threshold), the Licensee shall be entitled to have the royalty rates applicable to it modified (subject, however, to the Licensee undertaking such additional or different terms and conditions as are undertaken by such third party – including for the avoidance of doubt the payment of any additional lump sum fee in lieu of royalties – and, in any event, only from the date such royalty and terms apply to such third party) to such extent that the same shall be as favourable as that available to such third party. For the avoidance of doubt, the application of more favourable royalty rates shall not apply until the third party actually pays such royalties. The foregoing provisions shall not apply:

(a)	where CDT receives a grant of patent rights, a licence or immunity or a superior commitment to purchase of materials, or other than only a monetary consideration for such licence such that the arrangement is significantly more advantageous to CDT than the arrangement under this Agreement; or

(b)	where the more favourable royalty rates result from settlement of a claim by CDT or CDT’s licensees; or

(c)	where the more favourable royalty rates apply as a consequence of any comparable provision to clause 4.13 above.

In this clause 4.14 a “Relevant Third Party” is a Licensee (including where relevant that Licensee’s group of companies) whom it is expected will pay average annual royalties to CDT under the relevant licence equal to or less than [**].

4.14	If any question or matter arises under clause 4 as to the calculation or determination of Net Sales Value (insofar as it depends on the price or “arm’s length price” of any LEP Device or Finished Product), either party may refer the matter to an agreed independent major international firm of chartered accountants for determination and such firm shall act as expert.

In the absence of agreement, within a reasonable period of time the firm, shall be nominated by the President for the time being of the Institute of Chartered Accountants and the parties shall use all reasonable endeavours to enable the expert to decide the matter as soon as reasonably practicable and in any event within three (3) months of their appointment.

The costs of such appointment shall be borne by the parties in equal shares. The parties shall make available to the expert all such information and documents as he reasonably requires for the purpose of making his determination. The determination of the expert shall be final and binding on both parties.

4.15	Within 6 months of CDT granting to any Relevant Third Party royalties which are more favourable in aggregate as contemplated by clause 4.14, CDT shall notify the Licensee with appropriate details of such arrangement.

4.16	For the avoidance of doubt, royalties are not payable with respect to samples for which no charge is made.

5.	Intellectual Property and Proceedings

5.1	The Licensee shall procure that:

(a)	any OS Group Member taking the benefit of any rights licensed by CDT under this Agreement; and/or

(b)	any company which is (at any time during the duration of this Agreement) a direct or indirect Holding Company of the Licensee or a Subsidiary of any such Holding Company (but not Siemens Aktiengesellschaft, Berlin and Munich or Infineon Technologies Aktiengesellschaft, Munich or (except as aforesaid) any Subsidiary of these companies);

shall grant to CDT a royalty free licence of any Relevant Technology for the full natural life of the technology in question, such licence being in reciprocal terms as clauses 2.1, 2.2, 2.3, 2.4 and 2.6 (mutatis mutandis) for the use of a) CDT; (b) any company or other legal entity in which at the relevant time CDT owns more than 50% of the equity (“a controlling equity interest”) or otherwise controls that company and (c) any company or other legal entity in which at the relevant time CDT owns 25% or more, but less than a controlling equity interest provided that the other shareholder(s) in any such company agree to a grant back of a licence to the Licensee on a reciprocal basis of any relevant LEP related patented technology or for which a patent has been applied for and published that they may own and have licensed to the relevant joint venture company. The Licensee shall procure that any OS Group Member gives full written particulars of any such patent or patent application within 30 days of the date of this Agreement or the date of any relevant publication (as relevant).

5.2	CDT may sub-license the Relevant Technology the subject of the licence of it referred to clause 5.1 with the express prior permission of the Licensee or the relevant OS Group Member or company of the type referred to in clause 5.1(b) (as the case may be).

5.3	In the event of either party doing or causing or permitting to be done any opposition or claim of invalidity to patent offices or in court which questions the validity or scope of any of the Patents or (as the case may be) the Relevant Technology which have been filed on or before the date of this Agreement front pages of which are appended to Schedule 3 of this Agreement, or the ownership of the other party thereof, the owner shall without prejudice to any other right or remedy, be entitled to terminate the other party’s Relevant Licence forthwith by written notice to the other party.

5.4	The Licensee will at its own expense do all things necessary on its part to have itself recorded as a licensee of the Patents in any territory anywhere in the world where LEP Devices or Finished Products containing them are sold by the Licensee having at some stage used the Patents and where relevant law or practice makes the same necessary or desirable in order to protect either of the parties or the Patents. This clause shall apply equally to CDT in respect of its exploitation of Relevant Technology.

5.5	Each party (“the Notifying Party”) shall promptly notify the other in writing:

(a)	if any claim is made or threatened against the Notifying Party by any third party that the exercise by the Notifying Party of any rights granted under this Agreement constitutes an infringement of any Intellectual Property or other rights of any other person; and

(b)	of any actual, threatened or suspected infringement which comes to its notice of any patent or patent application which has been licensed from time to time under this Agreement.

5.6	Each party expressly acknowledges and agrees that the grant of any licence hereunder shall not be taken to imply any warranty on the part of the other party that any of the Patents or Relevant Technology can be freely exploited in any jurisdiction throughout the world.

6.	Commercial Marketing of LEP Devices

6.1	The Licensee will use all reasonable endeavours to promote and market LEP technology generally for commercial purposes including, where relevant, publishing articles which must in turn refer to CDT and the technology being licensed hereunder.

6.2	The Licensee will procure that in the initial 5 years of this Agreement the Members of its Group will pay due acknowledgement of CDT’s technology being licensed hereunder on all advertising materials, articles, data sheets and technical specifications in order to differentiate this technology from Kodak’s small molecule OLED technology.

6.3	The Licensee shall in each Year use all reasonable endeavours to supply to CDT with up to 10 (ten) suitable demonstrator LEP Devices or Finished Products as CDT may from time to time reasonably request, such demonstrators being typical of its standard production.

7.	Materials

7.1	In each Year provided CDT has demonstrated that either it has at least 2 named contract manufacturing sources who will synthesise LEP for CDT or it has an arrangement with a chemical company who is a recognised supplier of LEP material and whom the Licensee has approved (such approval not to be unreasonably withheld or delayed) the Licensee shall, and shall procure that the other Members of OS’s Group shall, purchase from CDT not less than 20% (twenty per centum) of their combined requirements of LEP materials (calculated by reference to the total value of LEP materials which in that Year are purchased by the Licensee or other Member of OS’s Group from any person or manufactured by the Licensee or other Member of OS’s Group.

7.2	The Licensee shall not be obliged to purchase from CDT LEP material under clause 7.1 if and to the extent that CDT cannot supply LEP material according to the specifications and performance as generally required by the Licensee and at competitive conditions regarding cost, quality and time of delivery compared to its other suppliers.

8.	Accounts

8.1	The Licensee shall keep, and procure that each other Member of its Group keeps, true and detailed accounts and records of customer invoices and books of account, in sufficient detail to enable the amount of all royalties and other sums due and payable under this Agreement to be determined.

8.2	The Licensee shall at the reasonable request of CDT allow an independent third party royalty auditor to inspect those records and books of account at all reasonable times during normal business hours and, to the extent that they relate to the calculation of those royalties and other sums due and payable under this Agreement, to take copies thereof for the sole purpose of its audit enquiry. The auditor shall not be allowed and CDT shall refrain from requesting the auditor to disclose any detailed information. The auditor shall only confirm whether or not the royalty payments were made correctly in accordance with the provisions of this Agreement and whether or not there is any deficiency of royalty payments or a surplus in favour of the Licensee and the amount of such.

8.3	Inspections under clause 8.2 shall be carried out at CDT’s expense. However, if the audit proves that the Licensee’s accounting of royalties was deficient by more than 5% of the money actually due, the cost of such audit shall be borne by the Licensee.

8.4	The Licensee shall obtain and render to CDT yearly a certificate by the Licensee’s external auditors certifying that the statements submitted to CDT pursuant to clause 4.6 are a true and accurate account of the Licensee’s sales of all LEP Devices and Finished Products and of the royalties and other sums (if any) due and payable to CDT. The cost of this shall be borne by the Licensee except that CDT shall contribute a sum equal to the lesser of a) US$25,000 or b) 50% of the relevant auditor’s cost.

8.5	The provisions of this clause shall remain in full force and effect notwithstanding the termination of this Agreement until the settlement of all possible claims of CDT hereunder.

9.	Duration and Termination

9.1	The provisions of this Agreement and the Relevant Licences granted under it, having come into force on the date hereof, shall (subject to the following provisions of this clause 9) continue in force until the last of the Patents or the Relevant Technology as the case may be has ceased to be in force.

9.2	CDT may forthwith terminate the Osram Licence by written notice to the Licensee if any royalties or other sums payable hereunder are in arrears for 60 days provided that these have been settled as due according to clauses 4.15 and/or 8 and that the Licensee does not effect the payment of such amount within 30 days after the relevant auditor’s decision.

9.3	If the Licensee and the other members of OS’s Group are permanently exiting the LEP display and lighting businesses or if none of the Patents is used (whether because the Patents concerned have all expired or been cancelled or otherwise), the Licensee may terminate the Osram Licence by giving 12 months’ written notice at any time. The Licensee acknowledges that it will be obliged to pay the greater of the actual royalty payment due pursuant to clause 4 and the Minimum Royalty due in respect of the period covered by such notice (if notice is given in the first 2 years the greater of the actual royalty payment due and the Minimum Royalty will be payable).

9.4	Either party may forthwith terminate the Relevant Licence of the other by written notice to the other if:

(a)	the other party has committed any breach of any of its obligations under this Agreement (other than clause 11) and (in the case of a breach which is capable of remedy) has failed to remedy the same within the period of 60 days after receipt of written notice giving full particulars of the breach and requiring it to be remedied; or

(b)	an encumbrancer takes possession, or a receiver is appointed, of any of the property or assets of the other party;

(c)	the other party becomes subject to an administrative order or makes any voluntary arrangement with its creditors (within the meaning of the Insolvency Act 1986) or anything analogous to the foregoing under the law of any other jurisdiction occurs in relation to that other party;

(d)	the other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

or any analogous event to the foregoing under the law of any jurisdiction occurs in relation to the other party.

9.5	For the purposes of clause 9.4(a), a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

9.6	For the avoidance of doubt, the rights to terminate this Agreement given by this clause shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

10.	Effects of Termination

10.1	On termination of a party’s Relevant Licence for any reason:

(a)	that party shall cease to use, either directly or indirectly, the Patents or (as the case may be) the Relevant Technology (unless and to the extent expired);

(b)	that party shall consent to the cancellation of any formal licence granted to it, or of any recordal of it in any register, in relation to any of the Patents or (as the case may be) any Relevant Technology;

(c)	subject as provided in this clause, and except in respect of any accrued rights, neither party shall be under any further obligation to the other;

(d)	the provisions of clause 11 shall continue in force in accordance with their terms, notwithstanding termination of this Agreement for any reason; and

(e)	all obligations of either party under this Agreement which are expressed to or by implication are intended to survive such termination shall continue thereafter.

10.2	If a Relevant Licence is terminated by either party pursuant to clauses 5.3 or 9.4 or by CDT pursuant to clause 9.2 any licence granted to the terminating party and any sub-licence granted by it, in either case pursuant to this Agreement shall continue in full force and effect until the end of the natural life of the technology in question subject to the continued obligation to pay any relevant royalties thereon.

11.	Confidentiality

11.1	Neither party shall, at any time during the Term or within 10 years from the date of any termination of this Agreement, disclose to any other person, or use for any purpose except as contemplated by this Agreement, either the terms of this Agreement or any information which has been disclosed by either party to the other under or in connection with this Agreement, and each party shall use its best endeavours to keep that information confidential (whether it is marked as such or not), except as provided by clause 11.2.

11.2	Any information which is disclosed by either party to the other under this Agreement may be:

(a)	disclosed by either party to:

(i)	any governmental or other authority or regulatory body; or

(ii)	any other person, to the extent required by law; or

(b)	disclosed by either party to:

(i)	any actual or potential legitimate sub-licensee, customer or supplier of that party, or any person carrying out research or development on its behalf; or

(ii)	any employee of that party or any other Member of its Group or of any of the persons mentioned in sub-clause (b)(i) above,

to the extent necessary for the purposes of the manufacture and sale of, and any other dealings in, the LEP Devices or Finished Products, subject in each case to the party in question first obtaining and providing the other party with a copy of a written undertaking from the person in question, as nearly as practicable in the terms of this clause, to keep the information confidential and to use it only for the purposes for which the disclosure is made;

(c)	used by either party for any purpose, or disclosed by either party to any other person, to the extent only that any part of the information in question is at the date of this Agreement or at any time after that date through no fault of that party becomes public knowledge; provided that in doing so that party does not disclose any part of the information in question which is not public knowledge.

12.	Force majeure

12.1	Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any cause beyond its reasonable control including but not limited to any strike, lockout or other form of industrial action (an “Event of Force Majeure”).

12.2	The party affected by the Event of Force Majeure shall immediately give the other party written notification of the nature and extent of the Event of Force Majeure and the parties shall enter into bona fide discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable.

13.	Nature of Agreement

13.1	Either party may transfer both the entire benefit and entire burden of this Agreement (but not part of them only) by way of a novation to any purchaser or other successor in title of all or substantially all of its business (whether by way of a flotation, initial public offering, or any reorganisation or amalgamation in either case within the OS Group or CDT Group).

13.2	Except as expressly provided in this Agreement, neither party can

(a)	sub-license or transfer any of its rights hereunder; nor

(b)	sub-contract or otherwise delegate any of its obligations hereunder,

except with the written consent of the other party which shall not be unreasonably withheld or delayed.

13.3	Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

13.4	Each of the parties warrants to the other that:

(a)	it has the authority to enter into this Agreement; and

(b)	the execution by it of, and the performance of its obligations under, this Agreement require no governmental or other approvals or, if required, such approvals have been obtained.

13.5	Neither party shall be liable to the other for any indirect or consequential losses, damages, costs or expenses incurred by reason of breach of any duty at common law or under any statute, or any representation (other than fraudulent misrepresentation), or any term hereof, whether express or implied by statute collaterally or otherwise, nor for any loss of profit, business, goodwill, anticipated savings or contracts, however the same may arise and whether occasioned by the negligence, breach of contract or otherwise of the other, its servants or agents or otherwise, which arises out of or in connection with this Agreement or which in any way relates to the technology being licensed under this Agreement whether now or in the future or its use by the Licensee.

13.6	Each of the parties (“the Indemnifier”) hereby agrees to indemnify and keep indemnified the other (“the Indemnified Party”), its servants and agents from and against all actions, claims, costs and demands which may be brought or made against the Indemnified Party and all losses, damages, costs and expenses of any kind suffered by Indemnified Party of whatever nature and howsoever arising whether in negligence, breach of contract or otherwise in connection with any LEP Device or Finished Product manufactured by or on behalf of the Indemnifier or any Member of its Group. As at the date of this Agreement each party confirms to the other that it is not aware of any such claim having been brought against it.

13.7	To the extent permitted by law, the maximum limit of either party’s liability under or in connection with this Agreement (other than in respect of any breach of any Intellectual Property right or any obligation to pay any lump sum or royalty payable under this Agreement or to purchase or pay for materials), whether in contract, tort, negligence, breach of statutory duty or otherwise shall be 3 million US Dollars.

13.8	Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

13.9	Each party acknowledges that it has entered into this Agreement in reliance only upon the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, each party shall have no liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.

14.	Governing Law and Jurisdiction

14.1	This Agreement shall be governed by and construed in accordance with English law.

14.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the courts of England.

14.3	Any disputes arising out of or in connection with this Agreement shall be referred to and determined by arbitration in London by a single arbitrator whose identity shall be agreed between the parties or, in default of such agreement, shall be appointed by the President of the Law Society, such arbitration to be in accordance with and subject to the provisions of the Arbitration Act 1996 or any statutory modification or re-enactment of it. The language of the arbitration shall be English. The decision of the arbitrator shall be final and binding upon the parties.

15.	Notices

15.1	Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery, or facsimile to the address of the party as set out on page 1 of this Agreement or as otherwise notified in writing from time to time in accordance with this clause 15.1.

15.2	Except as referred to in sub-clause 15.3, a notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally;

(b)	96 hours after posting; or

(c)	2 hours after transmission if served by facsimile on a business day prior to 15:00 hours (local time) or in any other case at 10:00 hours (local time) on the business day after the date of despatch.

If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, 2 hours after the opening of business on the next business day of that country.

15.3	The deemed service provisions set out in sub-clause 15.2 do not apply to:

(a)	a notice served by post, if it is returned to the sender as undelivered or if there is a national or local suspension, curtailment or disruption of postal services which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within 96 hours after posting; and

(b)	a notice served by facsimile, if, before the time at which the notice would otherwise be deemed to have been served, the receiving party informs the sending party that the notice has been received in a form which is unclear in any material respect, and, if it informs the sending party by telephone, it also despatches a confirmatory facsimile as to this fact within 2 hours of receipt (as contemplated by clause 15.2(c)).

15.4	In proving service it will be sufficient to prove:

(a)	in the case of personal service, that it was handed to the party or delivered to or left in an appropriate place for receipt of letters at its address;

(b)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted; or

(c)	in the case of facsimile, that it was properly addressed and despatched to the number of the party.

15.5	A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

16.	Further assurance

After this Agreement has been signed by both parties, each party shall execute such documents and take such steps as the other party may reasonably require to fulfil the provisions of and to give to each party the full benefit of this Agreement.

17.	Waiver

17.1	The rights, powers and remedies conferred on any party by this Agreement and remedies available to any party are cumulative and are additional to any right, power or remedy which it may have under general law, this Agreement or otherwise.

17.2	Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

17.3	No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

18.	Exclusion of warranties

Neither party is giving and nothing contained in this Agreement shall be construed as:

(a)	a warranty or representation by it as to the validity or scope of any patents or patent applications licensed hereunder (whether now or in the future);

(b)	a warranty or representation it that any patent applications licensed hereunder will proceed to grant;

(c)	a warranty or representation by it as to the volume or quality of LEP Devices which may be manufactured through the use of any patents or patent applications licensed under this Agreement (whether now or in the future);

(d)	a warranty or representation that LEP Devices can be freely exploited by the other party or any other Member of its Group and that any manufacture, sale, use, marketing or other disposition of LEP Devices as contemplated hereunder will be free from infringement of any Intellectual Property of third parties;

(e)	conferring by implication, estoppel or otherwise, upon the other party or any other Member of its Group, any licence or other right under any patent rights or other Intellectual Property except for the licences and rights expressly granted hereunder; or

(f)	a representation or warranty as to the efficacy or usefulness of any of the patents or patent applications licensed under this Agreement (whether now or in the future) or that they will produce LEP Devices of satisfactory quality or fitness for the purpose for which the other party or any other Member of its Group may intend from time to time.

19.	Severance

To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

20.	Pilot Line Services

During the period commencing on 1 June 2001 and ending 24 months later the Licensee shall, at the request of CDT, make available to CDT up to 14 man days’ worth of the on-site services of suitably qualified employees, consultants or other representatives of the Licensee to give technical advice and assistance to CDT concerning the design, construction and commissioning of CDT’s proposed LEP display pilot line (such assistance being taken in tranches of 3x4 days and 1x2 days), provided nothing in this clause 20 shall require the Licensee to transfer confidential information to CDT.

21.	Announcements

The parties shall make a joint announcement within 30 days of the signature of this Agreement. The text of such announcement shall be agreed by the parties and it shall not be made public until such agreement is reached. In addition, the parties will use their reasonable endeavours to promote LEP technology for the duration of this Agreement.

22.	Non-Solicitation

Neither party nor a Member of either party’s Group (and each party shall as relevant procure the same) may at any time during this Agreement or for a period of 12 months from the expiry or termination of this Agreement engage, employ or utilise in any capacity, the services of or introduce to another employer either temporarily or permanently, directly or indirectly any person who is, or has been, employed by the other party at any time within the 12 month period prior to the engagement, employment, utilisation or introduction in question. If either party breaches this clause, they shall pay to the other party a sum equivalent to the new annual starting salary and benefits of the person concerned.

23.	Entire Agreement

23.1	This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement and it may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

Signed by David Fye	)
for and on behalf of	)	/s/ David Fyfe
Cambridge Display Technologies	)
Limited	)
in the presence of:	)

Signature of witness:	/s/ R. H. Friend

Name:	R. H. Friend

Address:	37 Boston Rd.
Cambridge

Occupation:	Professor

Signed by R. Müller	)
for and on behalf of R. Wittgen	)	/s/ R. Müller
Osram Opto Semiconductor	)	/s/ R. Wittgen
GmbH & Co. OHG	)
in the presence of:	)

Signature of witness:	/s/ G. Pokurny

Name:	G. Pokurny

Address:	Hellabrunnesch 1
Munich

Occupation:	Attorney at Law